Exhibit 99.1

For Immediate Release	For further information contact:

John Schoen	Jack Seller
CFO	Public Relations
PCTEL, Inc.	PCTEL, Inc.
(773) 243-3000	(773) 243-3016
jack.seller@pctel.com
PCTEL Completes Sale of Mobility Solutions Group to Smith Micro
Company Will Realize Over $42 Million After Taxes From Sale
Chicago, IL — January 4, 2008 — PCTEL, Inc. (NASDAQ: PCTI), a leading provider of wireless solutions, announced today that it had completed the sale of its Mobility Solutions Group (MSG) to Smith Micro Software, Inc. (NASDAQ: SMSI). A Definitive Agreement covering this transaction was announced on December 10, 2007. Smith Micro has acquired all of the assets of MSG and will take over PCTEL’s office space in Chicago. Smith Micro paid $59.7 million in cash. PCTEL will retain its accounts receivable at the time of close. PCTEL will realize over $42 million after taxes from the transaction. PCTEL’s headquarters will move to its Bloomingdale facility that currently houses its antenna operation.
“PCTEL’s focus on our wireless assets, and in particular our opportunities for growth in the mobile broadband sector, will serve us well,” said Marty Singer, PCTEL’s Chairman and CEO. “We are excited about our prospects in the rapidly growing WiMAX, network timing markets, our legacy private network products, and our network optimization business,” added Singer.
PCTEL acquired the software business for $1.5 million in June, 2002.
About PCTEL
PCTEL, Inc. (Nasdaq:PCTI), is a global leader in propagation and optimization solutions for the wireless industry. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. PCTEL’s Maxrad™ antenna solutions address public safety applications, unlicensed and licensed wireless broadband, fleet management, and network timing. Its portfolio includes a broad range of antennas for WiMAX, Land Mobile Radio, GPS, telemetry, RFID, WiFi, indoor cellular, and mesh networks. The company’s SeeGull™ scanning receivers, receiver-based products and CLARIFY™ interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site at: http://www.pctel.com

PCTEL Safe Harbor Statement
Statements in this press release regarding the divestiture of its Mobility Solutions Group (“MSG”), and PCTEL’s prospects in WiMAX, network timing markets, legacy private networks products and network optimization business, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including, PCTEL’s ability to successfully grow its antenna and RF solutions businesses, and other risks and uncertainties detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.